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                                                       Exhibit 12.1



         United Air Lines, Inc. and Subsidiary Companies

        Computation of Ratio of Earnings to Fixed Charges



                                                Nine Months Ended
                                                   September 30

                                                 1997        1996
                                                 ----        ----
                                                   (In Millions)
Earnings:

   Earnings before income taxes and
     extraordinary item                        $1,444      $  936
   Fixed charges, from below                      734         958
   Undistributed earnings of affiliates           (20)        (40)
   Interest capitalized                           (75)        (57)
                                                -----       -----
       Earnings                                $2,083      $1,797
                                                =====       =====

Fixed charges:

   Interest expense                            $  216      $  227
   Portion of rental expense
     representative of the interest factor        518         731
                                                -----       -----
       Fixed charges                           $  734      $  958
                                                =====       =====

Ratio of earnings to fixed charges               2.84        1.88
                                                =====       =====

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